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Exhibit 10.21

COMMUNITY HEALTH SYSTEMS, INC.
SUPPLEMENTAL BENEFITS PLAN

BENEFIT EXCHANGE AGREEMENT

        This Benefit Exchange Agreement (the "Agreement") is entered into effective                         , 2002, by and between CHS/Community Health Systems, Inc. ("CHS") and                    ("Employee").

W I T N E S S E T H

        WHEREAS, Employee is a Participant in the Community Health Systems, Inc. Supplemental Benefits Plan ("Supplemental Benefits Plan"); and

        WHEREAS, Employee is the owner of Manulife Policy #                   (the "Policy") which is subject to a Split Dollar Agreement (the "Split Dollar Agreement") between Employee and CHS, and was entered into pursuant to the provisions of the Supplemental Survivor Accumulation Plan ("SSAP") portion of the Supplemental Benefits Plan; and

        WHEREAS, pursuant to the terms of the SSAP and the Split Dollar Agreement, Employee is currently             % vested in the net cash value of the Policy; and

        WHEREAS, the approximate net cash value of the Policy, as of December 31, 2001, was $                  ; and

        WHEREAS, the Internal Revenue Service has issued Notices 2001-10 and 2002-8, which have raised some question about the future tax treatment of the Employee's vested interest in the cash value of Policy; and

        WHEREAS, CHS has offered Employee the opportunity to exchange the Employee's interest in the Split Dollar Agreement and vested interest in the cash value of the Policy for an increased benefit under the Community Health Systems, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan"), on the terms described herein; and

        WHEREAS, Employee is willingly entering into this Agreement in order to accept such opportunity, believing that Employee will benefit from (1) having certain unpaid premium payments required under the Split Dollar Agreement, and all such future payments, paid to the Deferred Compensation Plan for the benefit of Owner instead of the Policy; (2) not having to risk the imposition of any surrender charges or other fees required under the Policy on any future premium payments to the Policy; and (3) avoiding the uncertain tax treatment associated with the Split Dollar Agreement in light of the uncertainty created in Internal Revenue Service Notices 2001-10 and 2002-2008.

        NOW, THEREFORE, Employee and CHS enter into this Benefit Exchange Agreement ("Agreement") and agree as follows:

  1.
  The Split Dollar Agreement between CHS and Employee shall be terminated, effective immediately, and in connection therewith the Employee shall sign any documents CHS reasonably requests confirming such termination and release of the Employee's interest in the Policy, and if needed, the transfer of all right, title and interest in the Policy to CHS.

  2.
  CHS will make the following contributions to the Deferred Compensation Plan on behalf of the Employee:

  (a)
  all unpaid 2001 and 2002 premium payments specified in the Split Dollar Agreement, with such contribution to be made within thirty (30) days of this Agreement;

  (b)
  an amount equal to the 100% of the net cash surrender value of the Policy on the date the Policy is surrendered by CHS (i.e., the total cash proceeds received by CHS from the surrender of the Policy, without any reduction for any unvested interest of the Employee in such cash value), which shall be effected within thirty (30) days after Employee transfers all right, title and interest in the Policy to CHS, with such contribution to be made by June 30, 2002; and

    (c)
    annual amounts equal to the premium payments to the Policy that would have been required under the Split Dollar Agreement for years after 2002, reduced each year by the actual cost of providing the supplemental life insurance coverage to the Employee described in Section 4 herein, with such contributions to be made within thirty (30) days after the anniversary of the effective date of the Split Dollar Agreement.

    Any contributions that are not made by the deadlines specified in this Section 2 shall be increased at a rate of five percent (5.00%) per annum, simple interest, from the date each such contribution is due and the date such contribution is actually made to the deferred Compensation Plan.

  3.
  Once CHS has made any of the contributions to the Deferred Compensation Plan required in the preceding Section 2, Employee's rights in connection with all such contributions shall be determined exclusively under the terms of the Deferred Compensation Plan.

  4.
  After the surrender of the Policy by CHS as described in Section 2(b), above, CHS will continue to provide Employee with the supplemental life insurance coverage provided for in the Supplemental Benefit Plan, in an amount at least equal to                    times the Employee's total cash compensation, from some combination of individual and/or group life insurance policies, as requested by Employee on the Life Insurance Preference Form attached hereto as Exhibit "A" and determined in the sole discretion of CHS, and to communicate with Employee in writing each time CHS terminates, amends or otherwise changes the life insurance policies being used to provide Employee with such supplemental life insurance, and to provide Employee with all the forms and other materials necessary to designate one or more beneficiaries to receive any death benefits payable under such policies.

  5.
  Subject only to the completion by CHS of its obligations in this Agreement, the Employee hereby agrees to release any and all claims, for benefits or otherwise, Employee may have under the SSAP portion of the Supplemental Benefit Plan. All such claims shall be released and discharged forever once CHS has made the contributions to the Deferred Compensation Plan required under paragraphs (a) and (b) of Section 2. Thereafter, all of Employee's rights to have any additional contributions made to the deferred Compensation Plan shall be governed by and determined under this Agreement.

  6.
  Notice. Each notice and other communication hereunder shall be in writing and shall be delivered or mailed by registered mail, return receipt requested, and shall be deemed to have been given on the date of its delivery, if delivered, and on the fifth full business day following the date of the mailing, if mailed to each of the parties thereto at the following respective addresses or such other address as may be specified in any notice delivered or mailed as above provided:
(i)	CHS:
CHS/Community Health Systems, Inc. 155 Franklin Road, Suite 400 P. O. Box 217 Brentwood, TN 37027-4600
(ii)	Employee:

  7.
  Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other term or provision hereof, and this Agreement in such event shall be construed in all respects as if any invalid or unenforceable provision were not included in this Agreement.

  8.
  Governing Law. This Agreement shall be construed and enforced in accordance with the local laws of the State of Tennessee, without regard to the conflict of laws provisions thereof.

  9.
  Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understanding, both written and oral, between the parties with respect to the subject matter hereof.

  10.
  Amendments. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties to this Agreement. This Agreement may be terminated at any time by an instrument in writing signed by the parties to this Agreement.

  11.
  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.

  12.
  Section Headings. The Section headings are for reference only and shall not limit or control the meaning of any provisions of this Agreement.

  13.
  Waiver. No delay or omission on the part of either party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right under this Agreement; however, any of the terms or conditions of this Agreement may be waived in writing at any time by the party hereto which is entitled to the benefit thereof.

  14.
  Taxes. CHS will continue to impute taxable income to Employee for the value of the supplement survivor insurance as required by applicable law, including Notice 2002-8 and any regulations issued by the Internal Revenue Service in connection with the taxation of such life insurance coverage. In addition, in the event that CHS determines that any of the transactions described herein result in taxable wages to Employee, CHS will withhold any required taxes from other wages and amounts payable by CHS as required by applicable law.

  15.
  Binding Nature of Agreement. This Agreement shall accrue to and bind the parties hereto, their successors, assigns and all other parties who claim any interest in the Supplemental Benefits Plan or the Deferred Compensation Plan that is derivative of the Employee's participation in such Plans, to the fullest extent permitted by law.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

CHS/COMMUNITY HEALTH SYSTEMS, INC.
By:

Its:

EMPLOYEE

(NAME)

COMMUNITY HEALTH SYSTEMS, INC.
SUPPLEMENTAL BENEFITS PLAN

BENEFIT EXCHANGE AGREEMENT
EXHIBIT A

LIFE INSURANCE PREFERENCE FORM

Name:	_______________________________
Life Insurance Amount:	$_______________________________

I request the life insurance benefit as follows:

  Non-portable group term life insurance (with accidental death and dismemberment coverage). The annual premium for 2002 is $1250. No health history questions apply.

  Portable 10-year fixed premium Canada Life insurance policy. Estimated annual fixed premium, subject to final determination resulting from health history questions, is $            .

  Portable 10-year fixed premium CNA life insurance policy. Estimated annual fixed premium is $            . Health history questions may not apply due to previous policy with CNA.

  Portable 20-year fixed premium Canada Life life insurance. Estimated annual fixed premium, subject to final determination resulting from health history questions, is $            .

  Portable 20-year fixed premium CNA life insurance policy. Estimated annual fixed premium is $            . Health history questions may not apply due to previous policy with CNA.

Signature
Date

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  Exhibit 10.21
COMMUNITY HEALTH SYSTEMS, INC. SUPPLEMENTAL BENEFITS PLAN
BENEFIT EXCHANGE AGREEMENT
COMMUNITY HEALTH SYSTEMS, INC. SUPPLEMENTAL BENEFITS PLAN BENEFIT EXCHANGE AGREEMENT EXHIBIT A LIFE INSURANCE PREFERENCE FORM